 EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Investor Relations
Phone:	(732) 786-8044
Email:	info@medifirstsolutions.com
Website:	www.medifirstsolutions.com

MEDIFIRST SOLUTIONS, INC. ANNOUNCES
UPDATE TO SHAREHOLDERS

CEO provides updates regarding recent events.

Freehold, NJ – May 7, 2014 – MEDIFIRST SOLUTIONS, INC. (OTCQB: MFST) would like to take this opportunity to update shareholders and discuss recent company business developments. Commented CEO, Bruce J. Schoengood, “Medifirst Solutions   has previously announced it had completed a business development agreement and we now are pleased to follow up with additional details.  The company is always looking for new business ventures especially with successful and well know organizations,  and this recent agreement presents exciting new opportunities for growth and expansion. As always, we’d like to thank our shareholders for their support and we will continue to provide regular updates.”

Medifirst Solutions, Inc. is pleased to announce that it has completed a business development agreement with Native Holdings LLC, based in South Florida. Native Holdings LLC, has a long time business relationship with the Seminole Tribe of Florida, owners of the Hard Rock Hotel & Casino, a spectacular 86-acre resort near Miami and Ft. Lauderdale. The agreement presents a unique and fantastic opportunity for Medifirst Solutions to begin a business relationship with not only one of Florida’s most well know and successful business entities, but one that is known and expanding on a global scale. Stated Schoengood,  “The Seminole Tribe and the Hard Rock Hotels & Casinos are known around the world and I am thrilled to have this unique opportunity to work with Native Holdings and their affiliates.” Medifirst plans to announce further business details and specifics with updates in the upcoming days and weeks.

As of 5/7/2014, the MFST float is 11,200,750 shares. The company is also planning to arrange a conference call with and for shareholders and a further update with details is forthcoming. Additionally, as of May 1, 2014, Medifirst has a new corporate office in Freehold NJ. Please visit our company website for all details and contact information.

About Medifirst Solutions, Inc.--
Medifirst Solutions, Inc. is a Nevada corporation that is headquartered in New Jersey. The company seeks innovative medical and healthcare products and technologies which are targeted to both medical and healthcare professionals as well as everyday consumers. Medifirst Solutions is developing and establishing both consumer and professional medical and cliental to be used as a pipeline that will allow for distribution of our new products and services. For more details visit www.medifirstsolutions.com for more information. Medifirst Solutions will continue to offer its services under its recently announced Legal Marijuana Division, Health and Wellness Division and Medi-First Light Therapy Systems. Visit  www.medifirstusa.com and www.bocamedicalspa.com for more product information.

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Forward-Looking Statements:  The statements in this press release that relate to the company's expectations with regard to the future impact on the company's results from new products in development are forward-looking statements, and may involve risks and uncertainties, some of which are beyond our control.  Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission.  Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.  We make no commitment to disclose any subsequent revisions to forward-looking statements.